PROSPECTUS Dated March 29, 1995                   Pricing Supplement No. 60 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 33-57833
Dated March 29, 1995                                             March 8, 1996
                                                                Rule 424(b)(3)


                           Morgan Stanley Group Inc.
                          MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes


     The Fixed Rate Notes, as further described below and in the Prospectus Supplement under "Description of Notes -- Fixed Rate Notes," will bear interest from the date of issuance until the principal amount thereof is paid or made available for payment at the rate set forth below.

     The Fixed Rate Notes will not be redeemable in whole or in part at the option of Morgan Stanley Group Inc. prior to the Maturity Date.


Principal Amount:   $15,000,000          Redemption
                                           Percentage:         N/A
Maturity Date:      March 15, 2000
                                         Annual Redemption
Interest Rate:      6.425% per annum       Percentage
                                           Reduction:          N/A
Interest Accrual
  Date:             March 13, 1996       Interest Payment
                                           Period:             Semiannually
Interest Payment
  Dates:            Each March 15 and    Specified Currency:   U.S. Dollars
                    September 15,
                    commencing           Issue Price:          100%
                    September 15, 1996
                                         Settlement Date
                                           (Original Issue
Redemption Dates:   N/A                    Date):              March 13, 1996

                                         Book Entry Note or
                                           Certificated Note:  Book Entry Note

                                         Senior Note or
                                           Subordinated Note:  Senior Note

                                         Total Amount of OID:  N/A

Minimum                                  Original Yield to
  Denomination:     $1000                  Maturity:           N/A

                                         Initial Accrual
                                           Period OID:         N/A

                                         Trustee:              Chemical Bank


Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                             MORGAN STANLEY & CO.
                                 Incorporated